Exhibit 99.1

Hexion Specialty Chemicals, Inc.
180 East Broad Street
Columbus, Ohio 43215

June 18, 2008

BY FACSIMILE AND FEDERAL EXPRESS

Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108
Attention: General Counsel
Facsimile: (801) 584-5782

Re:	Notice pursuant to Sections 5.12(b) and 5.13(d) of the Merger Agreement (this
“Notice”)

Reference is made to the Agreement and Plan of Merger, by and among Hexion Specialty Chemicals, Inc, Nimbus Merger Sub Inc. and Huntsman Corporation (“Huntsman”), dated as of July 12, 2007 (the “Merger Agreement”). Capitalized terms used herein but not defined have the meanings ascribed thereto in the Merger Agreement.

Pursuant to Section 3.2(e) of the Merger Agreement, Parent and Merger Sub represented and warranted that the aggregate proceeds contemplated by the Commitment Letter will be sufficient for Merger Sub and the Surviving Corporation to pay the Required Amounts. Parent and Merger Sub no longer believe in good faith that this representation is true and do not believe in good faith that it will be true as of the Closing Date. Parent and Merger Sub do not believe that they will be able to obtain all of the Financing contemplated by the Commitment Letter on the terms described therein because the amount of such Financing will be insufficient to pay the Required Amounts and, for this and other reasons, after giving effect to the Merger, Parent would be insolvent.

Parent and Merger Sub also believe that if the conditions to closing were measured today, a Company Material Adverse Effect has occurred and that the condition set forth in Section 6.2(e) of the Merger Agreement would not be satisfied.

This Notice is being delivered pursuant to the notice obligations set forth in Sections 5.12(b) and 5.13(d) of the Merger Agreement.

Notwithstanding the foregoing, Parent and Merger Sub are aware of their respective obligations under the Merger Agreement, including, without limitation, pursuant to Sections 5.4, 5.12 and 5.13, and will continue to work in good faith with Huntsman, and to undertake such efforts as are required pursuant to the Merger Agreement, to complete the transactions contemplated by the Merger Agreement.

Nothing herein shall constitute a waiver of any rights or remedies available to Parent or Merger Sub under the Merger Agreement or applicable law.

We and our counsel and advisors are available at your convenience to discuss the matters set forth in this Notice in more detail, or to answer any questions that Huntsman or its advisors may have.

HEXION SPECIALTY CHEMICALS, INC.

By: /s/ Craig O. Morrison
Name: Craig O. Morrison
Title: CEO & President

NIMBUS MERGER SUB INC.

By: /s/ Craig O. Morrison
Name: Craig O. Morrison
Title: Chief Executive Officer

cc: Jeffrey B. Floyd, Esq. (Vinson & Elkins L.L.P.)